December 12, 1997

Harvest States Cooperatives
1667 North Snelling
P.O. Box 64594
St. Paul, Minnesota 55164

         Re:      Registration Statement on Form S-8
                  Options to Purchase Securities

Ladies and Gentlemen:

                  We have acted as counsel to Harvest States Cooperatives, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to options to purchase securities pursuant to the Harvest States Cooperatives Key Employee Share Option Plan (the "Plan").

                  We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

                  In rendering our opinions, we have assumed that the definitive documents relating to the Plan, including the Plan,

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Harvest States Cooperatives
December 12, 1997
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the form of participation agreement, the form of option agreement, the form of investment fund preference form and the form of beneficiary designation form will be identical to the drafts of these documents examined by us as of the date hereof.

                  Based on the foregoing, we are of the opinion that when an option agreement and the related participation agreement have been duly executed and delivered by the Company and the grantee thereunder pursuant to the Plan, the option to purchase securities specified therein will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of the option agreement.

                  Our opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

                  We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Dorsey & Whitney LLP

WBP